EXHIBIT 23.8
CONSENT OF JOHN LITZ AND J.E. LITZ AND ASSOCIATES, LLC

EXHIBIT 23.8
CONSENT OF JOHN LITZ AND J.E. LITZ AND ASSOCIATES, LLC
5906 McIntyre Street
Golden, Colorado 80403-7445

August 28, 2013

CONSENT OF EXPERT

VIA EDGAR

United States Securities and Exchange Commission:

RE:	Tasman Metals Ltd. Filing of a Registration Statement on Form F-3 dated August 28, 2013 (the “Registration Statement”)

To Whom It May Concern:

I refer to certain technical information in the Management’s Discussion and Analysis for the Year Ended August 31, 2012, and in the Management’s Discussion and Analysis for the Nine Months Ended May 31, 2013, which I prepared or verified (the “Technical Information”).

I, individually and on behalf of J.E. Litz and Associates, LLC, hereby consent to the use of our names and the Technical Information, and summaries thereof, and inclusion and incorporation by reference of thereof and information derived from such Technical Information in the Registration Statement.

I confirm that I have read the Registration Statement and I have no reason to believe that there are any misrepresentations that are derived from the Technical Information or that are within my knowledge as a result of the services I performed in connection with such Technical Information.

Yours truly,

/s/John Litz
___________________________________
John Litz, individually and on behalf of J.E. Litz and Associates, LLC

  President
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